STATE STREET RESEARCH INCOME TRUST

                        Amendment No. 1 dated May 1, 2000
                                       to
     First Amended and Restated Plan of Distribution Pursuant to Rule 12b-1
                               dated June 1, 1993

      The current series of the above-referenced Trust affected by this Amendment include:

                     State Street Research High Income Fund

Section 2. MAXIMUM EXPENDITURES, first sentence, clause (i) is hereby revised in its entirety to read as follows:

      "(i)with respect to Class A Shares of each Initial Series, an annual rate of up to 15% of the average daily value of net assets represented by such Class A shares to finance sales or promotion expenses and an annual rate of .25% of the average daily value of net assets represented by such Class A shares to make payments for personal service and/or the maintenance of shareholder accounts,"

Section 3. PAYMENTS, last paragraph, is hereby amended to add the following at the end thereof:

      "The Distributor shall be entitled to reimbursement in any year for expenditures incurred by it in any prior year relating to Class A shares."


                                    STATE STREET RESEARCH
                                    INCOME TRUST


                                    By: /s/ Douglas A. Romich
                                        -----------------------------
                                        Douglas A. Romich
                                        Assistant Treasurer


                                    STATE STREET RESEARCH
                                    INVESTMENT SERVICES, INC.


                                    By: /s/ Kevin Wilkins
                                        -----------------------------
                                        Kevin Wilkins
                                        Executive Vice President